EXHIBIT 4.1(b)

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        This Amendment No. 1, dated as of November 23, 1998, between Eskimo Pie Corporation, a Virginia corporation (the "Company"), and First Union National Bank, as successor Rights Agent (the "Bank").

        WHEREAS, the Company and Mellon Securities Trust Company entered into a Rights Agreement dated as of January 21, 1993 (the "Rights Agreement");

        WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company appointed the Bank as successor Rights Agent under the Rights Agreement;

        WHEREAS, at the time of the execution of the Rights Agreement, the Company was a Delaware corporation;

        WHEREAS, the Company reincorporated under the laws of the Commonwealth of Virginia effective June 30, 1996;

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has directed the Bank as successor Rights Agent to execute this Amendment No. 1 in order to amend the Rights Agreement as set forth below;

        NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

        1. All references to the Rights Agent in the Rights Agreement shall be deemed to be references to the Bank until such time as a successor is appointed by the Company in accordance with Section 21 of the Rights Agreement. Until modified in accordance with Section 26 of the Agreement, notices sent to the Rights Agent shall be addressed to:

               FIRST UNION NATIONAL BANK
               Corporate Trust Division
               1525 West W.T. Harris Blvd. 3C3
               Charlotte, North Carolina 28288
               Attn: Shareholder Services Group

        2. Section 32 of the Rights Agreement shall be deleted in its entirety and the following is substituted therefore:

                   Section 32. Governing Law. This Agreement, each Right and
               each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

        3. Except as amended hereby, the Rights Agreement remains unchanged and in full force and effect and is ratified and confirmed in all respects.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed, all as of the day and year first written above.


                             ESKIMO PIE CORPORATION


                              By /s/ David B. Kewer
                                 ------------------
                                 David B. Kewer
                                 President and Chief Executive Officer



                            FIRST UNION NATIONAL BANK



                            By /s/ Patricia M. McCool
                               ----------------------